EXHIBIT 5

EXECUTION COPY

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Custody Agreement”) is made and entered into as of August 19, 2009, by and between Kien Huat Realty III Limited, a corporation organized in the Isle of Man (the “Purchaser”) and JPMorgan Chase Bank, National Association (the “Custodian”).

WHEREAS, pursuant to the Underlying Agreement, the Purchaser has agreed to make an investment in Empire Resorts, Inc. (the “Company”) and the Company has agreed to issue, in exchange for such investment, certificated shares of common stock of the Company and certificated shares of preferred stock of the Company from time to time, in each case, in physical form (collectively, the “Acquired Shares”),

WHEREAS, the Purchaser desires to place and maintain such Acquired Shares in the custody of the Custodian until such time as the Purchaser has obtained the necessary gaming licenses and permits required under Article III of the Racing, Pari-Mutuel Wagering and Breeding Law of the State of New York and the regulations promulgated by the New York State Division of Lottery, as codified in 21 NYCRR Part 2836, and

WHEREAS, the Custodian has indicated its willingness to act as custodian of the Acquired Shares on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Purchaser and the Custodian hereto agree as follows:

1.             Appointment. The Purchaser hereby appoints the Custodian as custodian of the Acquired Shares to be delivered to the Custodian for the purposes set forth herein, and the Custodian hereby accepts such appointment under the terms and conditions set forth herein.

2.             Definitions. Capitalized terms used herein shall have the meanings ascribed to such terms on Exhibit A attached hereto.

3.            Certification as to Authorized Persons. The Authorized Persons are listed on Schedule 1 attached hereto. The Purchaser will notify the Custodian in writing of the names and signatures of new Authorized Persons from time to time. The Custodian will be entitled to rely and act upon any Officer’s Certificate/Proper Instructions given to it by the Purchaser which has been signed by an Authorized Person

4.             Custody Account. As custodian for the Purchaser, the Custodian will open and maintain a separate account or accounts in the name of the Purchaser, and will hold in such account(s) either cash or securities deposited by the Purchaser. All of the cash of the Purchaser, delivered to the Custodian in respect of the Acquired Shares, shall include, without limitation, funds delivered from any sale of the Acquired Shares and any dividends paid in respect of such Acquired Shares. Upon receipt by the Custodian of Proper Instructions in accordance with Section 14 below (which may be continuing instructions), requesting payment, designating the payee or the account or accounts to which the Custodian will release funds for deposit, the Custodian will make payments of cash held for the account of the Purchaser. All cash held hereunder will be held by the Custodian uninvested and in a non-interest bearing account.

5.             Acquired Shares.

(a)          Segregation and Registration. The Custodian, will receive and hold at all times from those of other persons, any and all Acquired Shares which may now or hereafter be delivered to it by or for the account of the Purchaser pursuant to the Underlying Agreement, whether delivered by the Purchaser, the Company or any other person or entity on behalf of the Purchaser. All such Acquired Shares will be held or disposed of by the Custodian solely in accordance with the written instructions of the Purchaser pursuant to the terms of this Agreement. The Acquired Shares will initially be registered in the name of Kien Huat Realty III Limited. The Custodian may deposit securities with, and hold securities in, any securities depository, settlement system, dematerialized book entry system or similar system (together a "Securities Depository") on such terms as such systems customarily operate and the Company will provide the Custodian with such documentation or acknowledgements that the Custodian may require to hold the securities in such systems. The Custodian is not responsible for the selection or monitoring of any Securities Depository and will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event the Purchaser incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, the Purchaser will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository, but Custodian will not be obligated to institute legal proceedings, file proofs of claim in any insolvency proceeding, or take any similar action.

(i) The Custodian will identify in its books that securities credited to Company’s securities account belong to Purchaser (except as otherwise may be agreed by the Custodian and Purchaser).

(ii) The Custodian is authorized, in its discretion:

(A)        to hold in bearer form, such securities as are customarily held in bearer form or are delivered to the Custodian in bearer form;

(B)         to hold securities in or deposit securities with any Securities Depository or settlement system;

(C)         to hold securities in omnibus accounts on a fungible basis and to accept delivery of securities of the same class and denomination as those deposited with the Custodian; and

(D)         to register in the name of Purchaser, the Custodian, a Securities Depository, or their respective nominees, such securities as are customarily held in registered form.

(b)         Voting and Proxies. Neither the Custodian nor any nominee of the Custodian will vote any of the Acquired Shares held hereunder, except that upon receipt by the Custodian of Proper Instructions from the Purchaser directing the Custodian to vote the Acquired Shares held hereunder in favor of the Company Voting Proposals (and solely with respect to the Company Voting Proposals), the Custodian, or any nominee of the Custodian, shall vote the Acquired Shares in favor of such Company Voting Proposals, provided that the Custodian has received a properly executed Voting Proxy issued by the Purchaser in the form of Exhibit B hereto. The Custodian will deliver, or cause to be delivered, to the Purchaser (for informational purposes), via telecopier and/or overnight courier, all notices, proxies and proxy soliciting materials delivered to the Custodian with respect to such Acquired Shares, including, without limitation, any notification that the Company or any shareholder of the Company has taken or intends to take a corporate action (a “Corporate Action”) that affects the rights, privileges, powers, preferences, qualifications or ownership of an Acquired Share, including without limitation, liquidation, consolidation, merger, recapitalization, reorganization, reclassification, subdivision, combination, stock split or stock dividend, which Corporate Action requires an affirmative response or action on the part of the holder of such Acquired Share.

6.            Transfer of Acquired Shares. The Custodian will submit for exchange, delivery or release of any Acquired Shares held by it hereunder; provided, that the Custodian has received Proper Instructions prior to making any such submission for exchange, delivery or release under this Section 6, and if applicable, an executed Stock Power in the form of Exhibit C hereto. After receipt of such Proper Instructions, the Custodian will submit for exchange, delivery or release the Acquired Shares as directed by the Proper Instructions as soon as practicable after receipt of such Proper Instructions. As to any deliveries made by the Custodian pursuant to this Section 6, cash received by the Custodian in exchange for any Acquired Shares exchanged, delivered or otherwise released therefor shall be wired by the Custodian via immediately available funds to an account specified by the Purchaser in the Proper Instructions.

7.             Actions of Custodian Without Prior Authorization. Notwithstanding anything herein to the contrary, unless and until the Custodian receives an Officer’s Certificate to the contrary, the Custodian is hereby directed to take the following actions. The Custodian shall provide the Purchaser with monthly statements showing deposits, removals and other changes to the Custody Account as a result of the following actions:

(a)          Receive all income and other payments delivered to the Custodian reflecting interest and principal on the Acquired Shares and hold for the account of the Purchaser all income, dividends, interest and other payments or distributions of cash with respect to the Acquired Shares held hereunder;

(b)          Receive and hold for the account of the Purchaser all securities received as a distribution on Acquired Shares as a result of a stock dividend, share split-up, reorganization, recapitalization, merger, consolidation, readjustment, distribution of rights and similar securities issued with respect to any Acquired Shares held by it hereunder;

(c)          Forward to the Purchaser copies of all information or documents that it may receive from Company which, in the opinion of the Custodian, are intended for the Purchaser including, without limitation, all proxies and other authorizations properly executed and all proxy statements, notices and reports and execute, as Custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;.

(d)          Present for payment all Acquired Shares which the custodian has been advised by the Company have been called, redeemed, retired or otherwise become payable, and hold cash received by it upon payment for the account of the Purchaser; and

(e)          Endorse on behalf of and in the name of the Custodian or its nominee as Custodian for the Purchaser, all checks, drafts or other negotiable or transferable instruments or other orders for the payment of money received by it for the account of the Purchaser in connection with the Acquired Shares and for any submission for exchange, delivery or release of all or any portion of the Acquired Shares held by it hereunder.

8.	Duties of the Custodian.

(a)           The Custodian shall have only those duties as are specifically and expressly provided herein which shall be deemed ministerial in nature and no other duties shall be implied. The Custodian shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Purchaser and the Company in connection herewith, if any, including without limitation the Underlying Agreement, nor shall the Custodian be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Custodian be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Custody Agreement, those of the Underlying Agreement, any schedule or exhibit attached to the Custody Agreement, or any other agreement between the Purchaser and the Company, the terms and conditions of this Custody Agreement shall control. The Custodian may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Purchaser without requiring substantiating evidence of any kind. The Custodian shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Custodian shall have no duty to solicit any payments which may be due it the Purchaser or the custody account nor shall the Custodian have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)           The Custodian shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Custodian 's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser. The Custodian may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Custodian may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Custodian shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Custodian shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Purchaser which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Custodian or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Purchaser agrees to pursue any redress or recourse in connection with any dispute without making the Custodian a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Custodian be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Custodian under this Agreement will be limited to the amount of fees paid to the Custodian.

(c)           The Custodian shall use the same care with respect to the safekeeping of the Acquired Shares held by it as it uses in respect of similar property held by it.

9.	Succession.

(a)           The Custodian may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Purchaser specifying a date when such resignation shall take effect. If the Purchaser has failed to appoint a successor Custodian prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian or for other appropriate relief, and any such resulting appointment shall be binding upon the parties hereto. The Custodian’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Acquired Shares and any cash contained in account or accounts of the Purchaser opened pursuant to Section 4 (without any obligation to reinvest the same) and to deliver the same to a designated substitute Custodian, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Custodian’s obligations hereunder shall cease and terminate, subject to the provisions of Section 10, 11and 16 hereunder. The Custodian shall have the right to withhold an amount equal to any amount due and owing to the Custodian, plus any costs and expenses the Custodian shall reasonably believe may be incurred by the Custodian in connection with the termination of the Custody Agreement.

(b)           Any entity into which the Custodian may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Custodian under this Agreement without further act.

10.           Compensation and Reimbursement. The Purchaser agrees to (a) pay the Custodian for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Custodian upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney's fees and expenses, incurred or made by it in connection with the performance of this Custody Agreement.

11.          Indemnity. The Purchaser shall indemnify, defend and save harmless the Custodian and its affiliates and their respective successors, assigns, directors, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel) (collectively “Losses”) arising out of or in connection with (a) the Custodian's execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Custody Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, from the Purchaser, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Purchaser hereto acknowledges that the foregoing indemnities shall survive the resignation, replacement or removal of the Custodian or the termination of this Custody Agreement. The Purchaser hereby grants the Custodian a lien on, right of set-off against and security interest in, accounts opened for the Purchaser pursuant to Section 4 for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Custodian is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from such account or accounts for its own account or for the account of an indemnitee any amounts due to the Custodian or to an indemnitee under this Section 11. The obligations contained in this Section 11 shall survive the termination of this Custody Agreement and the resignation, replacement or removal of the Custodian.

12.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)           Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Custodian to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Purchaser acknowledges that Section 326 of the USA PATRIOT Act and the Custodian’s identity verification procedures require the Custodian to obtain information which may be used to confirm the Purchaser’s identity including without limitation name, address and organizational documents (“identifying information”). The Purchaser agrees to provide the Custodian with and consent to the Custodian obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Custodian.

(b)           Taxpayer Identification Numbers (“TINs”). The Purchaser has provided the Custodian with its fully executed Internal Revenue Service (“IRS”) Form W-8 and/or other required documentation. The Purchaser represents that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms.

(c)           Tax Reporting. All interest or other income earned or received under the Custody Agreement, if any, shall be allocated to the Purchaser and reported, as and to the extent required by law, by the Custodian to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Purchaser whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by the Purchaser with the IRS and any other taxing authority as required by law. The Purchaser acknowledges and agrees that the Custodian shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Acquired Shares or accounts credited pursuant to Section 4 or any income earned by the Purchaser in connection herewith. The Purchaser further acknowledges and agrees that any taxes payable from the income earned on the investment of any sums held in such accounts shall be paid by the Purchaser. In the absence of written direction from the Purchaser, all proceeds of the Acquired Shares or the accounts created pursuant to Section 4 shall be retained from time to time by the Custodian as provided in this Agreement. The Custodian shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

13.           Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received: (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile; (b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or (c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser	c/o Kien Huat Realty Sdn Bhd
22nd Floor Wisma Genting
Jalan Sultan Ismail
Selangur Darul Ehsan
50250 Kuala Lumpur
Malaysia
Attention: Gerard Lim

Tel No.: +603 2333 6820
Fax No.: +603 2162 4951
Email: Gerard.lim@genting.com

If to the Custodian	JPMorgan Chase Bank, N.A.
Clearance and Agency Services
4 New York Plaza, 21st Floor
New York, NY 10004
Attention: Greg Kupchynsky
Fax No.: 212-623-6168

Notwithstanding the above, in the case of communications delivered to the Custodian pursuant to (a), (b) and (c) of this Section 13, such communications shall be deemed to have been given on the date received by an officer of the Custodian or any employee of the Custodian who reports directly to any such officer at the above-referenced office. In the event that the Custodian, in its sole discretion, shall determine that an emergency exists, the Custodian may use such other means of communication as the Custodian deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Custodian located at the notice address set forth above is authorized or required by law or executive order to remain closed.

14.           Security Procedures. (a)  In the event Proper Instructions are given (other than in writing at the time of execution of this Custody Agreement), whether in writing, by facsimile or otherwise, the Custodian is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Custodian may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Custodian. The Custodian and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Custodian may apply any of the funds in the accounts for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The Purchaser acknowledges that these security procedures are commercially reasonable.

(b)           Purchaser acknowledges that repetitive funds transfer instructions may be given to theCustodian for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Purchaser shall deliver to Custodian such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Exhibit A to this Custody Agreement, by facsimile or other written instruction. Custodian may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Custodian and Purchaser agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Purchaser, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. The Purchaser acknowledges that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

15.           Compliance with Court Orders. In the event that any custodial property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Custody Agreement, the Custodian is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Custodian obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

16.          Termination. The term of this Custody Agreement shall be eighteen (18) months commencing upon the date hereof. The Purchaser may terminate this Agreement prior to expiration of the term at will. In the event of the termination of this Agreement, the Custodian will upon receipt of an Officer's Certificate, as the case may be, of notice of termination, commence and prosecute diligently to completion the transfer of all cash and the delivery of all Acquired Shares duly endorsed to the Purchaser or a successor custodian, as applicable. If such transfer is being made to a successor Custodian, the obligation of the Custodian to deliver and transfer over all cash and all Acquired Shares will commence as soon as such successor custodian is appointed and will continue until completed as aforesaid. If the Purchaser does not select a successor custodian within thirty (30) days from the date of delivery of notice of termination (a) the Custodian may deliver all cash and all Acquired Shares held by the Custodian to a bank or trust company of the Custodian’s own selection which has a reported capital, surplus and undivided profits aggregating not less than $500,000,000, to be held as the property of the Purchaser under terms similar to those on which they were held by the Custodian, whereupon such bank or trust company so selected by the Custodian will become the successor custodian with the same effect as though selected by the Purchaser (b) the Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian or for other appropriate relief, and any such resulting appointment shall be binding upon the parties hereto. The Custodian’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Acquired Shares and any cash contained in account or accounts of the Purchaser opened pursuant to Section 4 (without any obligation to reinvest the same) and to deliver the same to a designated substitute Custodian, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Custodian’s obligations hereunder shall cease and terminate, subject to the provisions of Section 10, 11 and 16 hereunder. Thereafter, the Custodian shall be released from any and all obligations under this Agreement. The Purchaser shall reimburse the Custodian for any reasonable expenses incurred by the Custodian in connection with the termination of this Agreement. At any time after the termination of this Agreement, the Purchaser may, upon written request, have reasonable access to the records of the Custodian relating to its performance of its duties as custodian. In connection with any early termination of this Custody Agreement, the Purchaser shall notify the New York State Racing and Wagering Board and the New York State Division of Lottery of such early termination.

17.          Miscellaneous. The provisions of this Custody Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Custodian and the Purchaser. Neither this Custody Agreement nor any right or interest hereunder may be assigned in whole or in part by the Custodian or the Purchaser, except as provided in Section 9, without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed. This Custody Agreement shall be governed by and construed under the laws of the State of New York. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties hereto further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Custody Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Custody Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Custody Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Custody Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Purchaser represents, warrants and covenants that each document, notice, instruction or request provided by the Purchaser to the Custodian shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Purchaser hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 11 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Custodian and the Purchaser any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds or Acquired Shares escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as set forth above.

KIEN HUAT REALTY III LIMITED,

a corporation organized in the Isle of Man

By: /s/ Gerard Lim

Name: Gerard Lim

Title: Authorized Signatory

[Signatures Continue on the Following Page.]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By: /s/ Gregory P. Shea

Name: Gregory P. She

Title: Vice President